Exhibit 1

DELIVERED BY E-MAIL

January 25, 2022

TCI Fund Management Limited
CIFF Capital UK LP
The Children’s Investment Master Fund 7
Clifford Street, London W1S 2FT, United
Kingdom

Attention:  Christopher Hohn

Dear Mr. Hohn:

Letter Agreement

This letter agreement sets forth the agreement between TCI Fund Management Limited (TCI), CIFF Capital UK LP and The Children’s Investment Master Fund, and each of their respective affiliates, directors, officers, employees, or authorized agents (together, the TCI Parties) and Canadian National Railway Company (CN or the Company) regarding the withdrawal of a requisition by CIFF Capital UK LP and The Children’s Investment Master Fund, dated September 16, 2021 (the Requisition), for a shareholders’ meeting of CN.

1	Board Size; Composition.

(a)
Subject to (i) [Redacted: Conditions for qualification subject to confidentiality understanding], and (ii) [Redacted: Conditions for qualification subject to confidentiality understanding], the Board of Directors of CN (the Board) shall take such actions as are necessary to appoint [Redacted: Name subject to confidentiality understanding] as a director of CN. The Company agrees to include [Redacted: Name subject to confidentiality understanding] as a director nominee in its management information circular for election at the 2022 annual meeting of shareholders of CN (the 2022 AGM) and the 2023 annual meeting of shareholders of CN (the 2023 AGM) and shall solicit proxies on behalf of and recommend to its shareholders that they vote in favour of the management nominees, including [Redacted: Name subject to confidentiality understanding].

(b)
Subject to [Redacted: Conditions for qualification subject to confidentiality understanding] and paragraph 1(c), by no later than the 2022 AGM, appoint [Redacted: Name subject to confidentiality understanding] as a director of CN ([Redacted: Name subject to confidentiality understanding] together with [Redacted: Name subject to confidentiality understanding], the New Directors). The Company agrees to include [Redacted: Name subject to confidentiality understanding] as a director nominee in its management information circular for election at each of the 2022 AGM and the 2023 AGM and shall solicit proxies on behalf of and recommend to its shareholders that they vote in favour of the management nominees, including [Redacted: Name subject to confidentiality understanding].

(c)
If CN, acting in good faith, determines that (i) [Redacted: Name subject to confidentiality understanding] is not an appropriate candidate by virtue 1(a)(i) or 1(a)(ii) or (ii) [Redacted: Name subject to confidentiality understanding] is not an appropriate candidate by virtue of an unresolved conflict, then, by the 2022 AGM, CN shall work with TCI on identifying one or two (as the case may be) mutually acceptable independent director candidates with North American railroad experience.

Concurrently with the appointment of [Redacted: Name subject to confidentiality understanding] or an alternate candidate under paragraph 1(c), one non-Canadian resident director of CN (other than [Redacted: Name subject to confidentiality understanding] or [Redacted: Name subject to confidentiality understanding] alternate under paragraph 1(c)) shall come off the Board. The appointment of the New Directors will be conducted in a manner that complies with the Canada Business Corporations Act (CBCA), the constating documents of CN and the rules and policies of any applicable stock exchange.

2
TCI Parties Standstill.  Upon execution of this letter agreement by the parties until the completion of the earlier to occur of (i) the 2023 AGM; or (ii) 13 June 2023 (the Restricted Period), except with the prior written consent of CN (in its sole discretion), the TCI Parties and their affiliates shall not, directly or indirectly, or jointly or in concert with any other person, do any of the following: (i) engage in, participate in, or in any way initiate, directly or indirectly, any “solicitation” (as such term is defined in the Canada Business Corporations Act (CBCA) and in any applicable securities laws) of proxies or consents, with respect to the voting of any shares or other securities of CN; (ii) take action in any other manner in order to encourage, advise or influence in any manner whatsoever any person, with respect to the voting or disposition of any shares or other securities of CN; (iii) deposit any shares or other securities of CN in any voting trust or subject any shares or other securities of CN to any arrangement or agreement with respect to the voting of any such shares or other securities; (iv) seek, alone or jointly or in concert with others to, (A) requisition or call a meeting of securityholders of CN, (B) obtain representation on, or nominate or propose the nomination of any candidate for election to the Board, or (C) effect the removal of any member of the Board or otherwise alter the composition of the Board; (v) submit, or induce any person to submit, any shareholder proposal pursuant to the CBCA; (vi) commence, encourage or support any derivative action in the name of CN, or any action against CN or any of its current or former officers or directors; (viii) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing, including any request to amend, waive or terminate any provision of this letter agreement that would require CN to make a public disclosure; or (ix) enter into any discussions, agreements or understandings with any person with respect to the foregoing, or advise, assist, support, or encourage any person to take any action inconsistent with the foregoing. Nothing in this Section 2 shall prevent TCI dealing in any way whatsoever with its investment in the Company, whether by way of selling, purchasing, tendering, or undertaking any other market transaction in shares of the Company.

3
Voting. The TCI Parties agree, in respect of any annual or special meeting of shareholders during the Restricted Period, to vote (and cause to be voted) any and all shares of CN which they beneficially own or have control over, directly or indirectly:

(a)
in favour of the election of all CN management director nominees recommended by the Board for election at the 2022 AGM and the 2023 AGM. The TCI Parties agree that they will  not change or withdraw their votes in favour of such resolutions;

(b)	against any nominations for director that are not approved and recommended by the Board for election at the 2022 AGM and the 2023 AGM;

(c)	against any proposals or resolutions to remove any member of the Board; and

(d)	against any waiver, amendment or modification to the Company’s articles of incorporation or by-laws unless such waiver, amendment or modification is being proposed by the Board.

4
Breach of Agreement. A breach of any term of this letter agreement by the TCI Parties on the one hand and CN on the other hand or any of their respective representatives (with the TCI Parties on the one hand and CN on the other hand being responsible for the actions of their respective representatives), will immediately entitle the other party to equitable remedies (including specific performance or injunctive relief) in addition to any claim for damages or any other legal remedy. Furthermore, the Company and each TCI Party agrees that the breaching party will not plead in defense of the foregoing that there would be an adequate remedy at law and agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. For the purposes of this Section 4, the term “representatives” shall mean a party’s directors, trustees, members, general partners, managers, officers, employees, agents, and other representatives.

5
Non-Disparagement. Each of the TCI Parties and CN agrees that, during the Restricted Period, it shall not do, say, publish, or communicate, in any media or forum, any matter or thing that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct or behaviour of any other party or any of its respective directors, officers, employees, agents or representatives in connection with any matter arising  out of or relating to CN.

6
Directors’ obligations. The parties agree and acknowledge in respect of each of the New Directors that the New Directors shall be governed by the same statutory and Company obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies and other governance guidelines as are currently applicable to all directors of the Board, which shall include the New Directors (or their alternates) not accepting any compensation from any Shareholder.

7
Withdrawal of Requisition. The TCI Parties agree that automatically and without any additional action by any party, upon the execution of this Agreement, the TCI Parties will be deemed to have irrevocably withdrawn the Requisition for a meeting of the Company’s shareholders. The TCI Parties acknowledge that the Company shall be permitted to take all necessary steps to cancel the special meeting of the Company’s shareholders called in response to the Requisition.

8
Reimbursement of Expenses. Within ten (10) days following the receipt of appropriate documentation, CN will reimburse the TCI Parties for the reasonable out-of-pocket fees and expenses incurred by or on behalf of the TCI Parties prior to the execution of this letter agreement and in connection with its proxy campaign, including, without limitation the fees and disbursements of legal counsel and the strategic shareholder advisor and proxy solicitation agent to the TCI Parties (the Expense Reimbursement); provided, however that the Expense Reimbursement will not exceed CAD$2.5 million.

9
Public Dissemination. Unless otherwise agreed by the parties, not later than 4:30 p.m. Eastern Time on January 26 2022, the Company shall issue a press release with the language set out in Exhibit A (the “Press Release”). Except as required by law, including the rules or policies of any applicable stock exchange, neither CN nor the TCI Parties will make any public statements with respect to the matters covered by this Agreement (including in any Schedule 13D filed by the TCI Parties with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release. The parties agree that the names of the proposed directors shall be redacted prior to any filing of this Agreement. CN shall publicly file this Agreement within one business day of announcement of this Agreement.

10
Representations and Warranties. Each of the TCI Parties on the one hand and CN on the other hand represents and warrants: (a) it has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this letter agreement and to consummate the transactions contemplated hereby; and (b) this letter agreement  has  been  duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms. The TCI Parties hereby confirm that they beneficially own or have control or direction over, directly or indirectly, jointly own 36,699,825 shares of CN as at the date hereof and such shares constitute all of the securities of CN beneficially owned or controlled, directly or indirectly, by the TCI Parties and their affiliates as at the date hereof.

11
Governing Law. This letter of agreement shall be governed by and construed in accordance with, the laws of the Province of Quebec and the laws of Canada applicable therein. Any legal action or proceeding with respect to this letter of agreement shall be brought exclusively in the Courts of the Province of Quebec, and by the execution of this letter of agreement, each of the parties irrevocably consents to the exclusive jurisdiction of such Courts.

12
Assignment. This letter agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by the TCI Parties without the prior written consent of CN. Any attempt to assign any of the rights, duties or obligations in this letter agreement without such written consent is void.

13
Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

14
No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

15
Entire Agreement. This letter agreement and the confidentiality agreement between the Company and the TCI Parties contain the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this letter agreement. This letter agreement may be amended only by a written instrument duly executed by all of the parties or their respective successors or assigns.

16
Miscellaneous. All modifications of and amendments to this letter agreement or any part hereof must be in writing signed on behalf of all parties. Waivers of any terms and provisions of this letter agreement shall be in writing signed on behalf of all parties. Time is of the essence.

Please sign this letter agreement in the space provided below to confirm the mutual understandings and agreements contained herein, and return a signed copy to the undersigned by e-mail to Sean.finn@cn.ca on or before 3:00 p.m. (Eastern time) on January 25, 2022, failing which this letter shall be null and void. An executed copy of this letter agreement may be transmitted by email and the transmission of a signature by such means constitutes effective delivery.

[signature page follows]

Yours truly,

CANADIAN NATIONAL RAILWAY COMPANY

Per	(signed) Sean Finn
	Name:	Sean Finn
	Title:	Executive Vice President Corporate Services and Chief Legal Officer

Acknowledged and agreed this 25th day of January, 2022.

TCI FUND MANAGEMENT LIMITED

Per:	(signed) Christopher Hohn, James Hawks
	Name:	Christopher Hohn James Hawks
	Title:	Authorised Signatories

CIFF CAPITAL UK LP

Acting by its investment manager TCI Fund Management Limited

Per:	(signed) Christopher Hohn, James Hawks
	Name:	Christopher Hohn James Hawks
	Title:	Authorised Signatories

THE CHILDREN’S INVESTMENT MASTER FUND

Acting by its investment manager TCI Fund Management Limited

Per:	(signed) Christopher Hohn, James Hawks
	Name:	Christopher Hohn James Hawks
	Title:	Authorised Signatories

Exhibit A

Press release will announce, among other things, the new CEO, new Board appointments, and agreement with TCI. Below are the sections that are relevant to TCI, with unrelated information excluded.

●	Sub-heads:
o	CN reaches Resolution Agreement with TCI and Requisition for Special Meeting of Shareholders on March 22, 2022 has been withdrawn

●	Body of release:
o
The appointments of two identified new independent directors, or their alternates with North American railroad experience, to be mutually agreed by CN and TCI, as well as the appointment of [REDACTED] as president and CEO, have been mutually agreed between CN and CIFF Capital and TCI (collectively “TCI”) in a Resolution Agreement. As part of that Resolution Agreement, TCI has agreed to withdraw its requisition for a Special Meeting of Shareholders, which was previously scheduled to be held on March 22, 2022, and to support the election of all CN director nominees at the 2022 and 2023 AGMs.